As filed with the Securities and Exchange Commission on April ___, 2005.

                        Registration No. 333-___________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                       ----------------------------------

                  SKIN ENHANCEMENT CLINICS AND TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                Nevada                                   8011                                88-0350155
       (State of jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification
    incorporation or organization)            Classification Code Number)                      Number)

                                                                                   Bruce Brandt
                 Skin Enhancement Clinics                                    Skin Enhancement Clinics
                   and Technology, Inc.                                        and Technology, Inc.
           620 Newport Center Drive, Suite 1100                        620 Newport Center Drive, Suite 1100
              Newport Beach, California 92660                            Newport Beach, California 92660
                      (949) 200-4591                                                (949) 200-4591
       (Address, including zip code, and telephone number        (Name, address, including zip code, and telephone
    including area code, of registrant's principal Executive      number including area code, of agent for service)
                         offices)


                                   COPIES TO:

   Jason G. Landess, Esq.                       Robert L. Sonfield, Jr., Esq.
    7054 Big Springs Ct                              Sonfield & Sonfield
   Las Vegas, Nevada 89113                         770 South Post Oak Lane
      (702) 248-8862                                 Houston, Texas 77056
                                                        (713) 877-8333
                                                   Facsimile: (713) 877-1547

                              --------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the registration statement becomes effective.

      If this form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

      If any securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, check the following box: [x]

      If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

=======================================================================================================================
                         CALCULATION OF REGISTRATION FEE
 Title of Each Class of         Number of          Proposed Maximum       Proposed Maximum
       Securities             Shares Being        Offering Price Per     Aggregate Offering           Amount of
    Being Registered           Registered               Share                   Price           Registration Fee (1)
------------------------- ---------------------- --------------------- ------------------------ ----------------------

Common Stock, par value
$0.001                         7,865,000               $.50(1)               $3,932,500               $498.25
------------------------- ---------------------- --------------------- ------------------------ ----------------------

(1) Estimated solely for purposes of calculating the registration fee under Rule 457 based upon the par value of the common stock as of April 15, 2005.

     The registrant amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective under Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Commission acting under said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                   PROSPECTUS

                  SKIN ENHANCEMENT CLINICS AND TECHNOLOGY, INC.
                        7,865,000 SHARES OF COMMON STOCK

         Skin Enhancement Clinics and Technology, Inc., a Nevada corporation, ("Skin Enhancement") is offering to sell 6,000,000 shares of its common stock on a self-underwritten basis at an offering price of $0.50 per share. There is no minimum number of shares that must be sold in this offering. This is the initial public offering of shares of its common stock. This offering will close whenever all of the shares are sold or twenty months after the effective date of this prospectus, whichever is sooner.

         The selling shareholders named in this prospectus are offering 1,865,000 shares of common stock at an offering price of $0.50 per share. If the shares are quoted in the future on the Over The Counter Bulletin Board or some exchange, selling shareholders may sell shares at market price with the exception of 726,900 of the selling shareholder shares which are being offered by affiliates of Skin Enhancement. These affiliate shares will retain the offering price of $0.50 per share. Skin Enhancement will not receive any proceeds from shares sold by selling shareholders.

         Our common stock is currently trading in the Pink Sheets under the symbol SCTG.

                                      Offering      Commissions          Proceeds to Skin          Proceeds to
                                                                       Enhancement from its
                                                                        self-underwritten
                                                                     offering before expenses        selling
                                        Price                                  (2)                 shareholders
------------------------------------ ------------ ----------------- --------------------------- -------------------
   Per Share in Offering by Skin        $0.50        $0.05 (1)                $0.45
            Enhancement

 Per Share in Offering by Selling
           Shareholders
                                        $0.50          $0.00                                          $0.50
    Totals for Offering by Skin
            Enhancement
                                     $3,000,000     $300,000 (1)          $2,700,000 (2)
      Totals for Offering by
       Selling Shareholders           $932,500         $0.00                                         $932,500
------------------------------------ ------------ ----------------- --------------------------- -------------------

(1) The offering by Skin Enhancement will be self-underwritten unless it is determined at a later time to sell the offering through the use of underwriters. The table sets forth commission amounts assuming underwriters are used.
(2) Offering expenses are estimated to be $50,000.00 which will leave Skin Enhancement proceeds of $2,650,000.00 if all shares offered by Skin Enhancement are sold and underwriters are used to sell the offering.

         The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 3 through 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is: _____________________.

                                TABLE OF CONTENTS

                                                                                                              PAGE
SUMMARY...........................................................................................................1
RISK FACTORS......................................................................................................3
USE OF PROCEEDS...................................................................................................5
DETERMINATION OF OFFERING PRICE...................................................................................6
DILUTION..........................................................................................................6
SELLING SHAREHOLDERS..............................................................................................7
PLAN OF DISTRIBUTION..............................................................................................8
LEGAL PROCEEDINGS................................................................................................10
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................................10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................12
DESCRIPTION OF SECURITIES........................................................................................13
INTERESTS OF NAMED EXPERTS AND COUNSEL...........................................................................13
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............................13
DESCRIPTION OF BUSINESS..........................................................................................14
DESCRIPTION OF PROPERTY..........................................................................................19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................20
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................20
EXECUTIVE COMPENSATION...........................................................................................22
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS....................................................................23
AVAILABLE INFORMATION............................................................................................23
FINANCIAL STATEMENTS............................................................................................F-1
PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS.............................................................24
SIGNATURE PAGE...................................................................................................27


                                     SUMMARY

Our Business

         Skin Enhancement Clinics and Technology, Inc., a Nevada corporation ("Skin Enhancement") is in business to provide full-service medical spas which will offer medical skin care treatments and products and minimally invasive cosmetic procedures delivered by registered nurses and licensed estheticians under the supervision of board-certified plastic surgeons and vascular surgeons. Skin Enhancement will select sites for prospective spas and then construct and operate medical spas on those sites. Skin Enhancement has current plans to open up as many as 14 spas by the end of 2006.

         Skin Enhancement has selected the site location for its first spa and is working toward securing a lease for that site. Once the site is secured, it is estimated that it will take from between four and six months to build out and open up the spa. The successful completion of this offering will fund the establishment of this initial spa as well as additional spas that we hope to open in 2005. Because we are working toward establishing and opening our initial spa, we have generated no revenues to date.

         We were incorporated as a Nevada corporation on December 12, 1995. Our principal executive offices are located at 620 Newport Center Drive, Suite 1100, Newport Beach, California 92660. Our telephone number is 949-200-4591. Our website is www.aestheticimages.md.

The Offering

Securities Offered         7,865,000 shares of Skin Enhancement common stock.
                           6,000,000 of the shares will be offered by Skin
                           Enhancement on a self-underwritten basis.  1,865,000
                           of the shares may also be sold from time to time by selling shareholders.

Offering Price             The offering price for all shares ofcommon stock is
                           $0.50 per share.In the event Skin Enhancement either sells all 6,000,000 shares offered by it or terminates the offering of the 6,000,000 shares, if a public market for our common shares develops, then the actual price of the common stock to be sold thereafter by the selling shareholders may be determined by prevailing market prices at the time of sale. Selling shareholders may sell at the market price only after the shares are quoted on the Over-The-Counter Bulletin Board or on some exchange.
                           However, shares sold by selling shareholders who are also affiliates of Skin Enhancement shall retain the offering price of $0.50 per share. Shares in this category total 726,900 of the 1,865,000 offered by selling shareholders.

Minimum number
of shares to be sold
in this offering           None.

Use of Proceeds            If all shares offered by Skin Enhancement
                           are sold, net proceeds from this offering will be approximately $2,950,000 and will be used by Skin
                           Enhancement for working capital and to begin the establishment and operation of medical spas. If underwriters are engaged to sell the offering, net offering proceeds will total approximately
                           $2,650,000. Skin Enhancement will not receive any proceeds from the sale of common stock by the selling shareholders.

Best Efforts Offering      The offering is being sold by our
                           officers and directors on a self-underwritten best
                           efforts basis. Management may enter into an
                           underwriting agreement for this offering at a later
                           date.
This offering
will expire                This offering will close whenever all of the shares
                           are sold or twenty months after the effective date of this prospectus, whichever is sooner.

Summary Financial Information

Balance Sheet Data:                                           December 31, 2004
Cash                                                                    $26,883
Total Assets                                                           $133,286
Liabilities                                                            $100,000
Total Stockholders' Equity                                              $33,286

Income Statement Data:
Net Revenues for year ended December 31, 2004                                $0
Operating Expenses for the year ended December 31, 2004                $627,674
Net Loss for the year ended December 31, 2004                        ($627,674)

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed and you could lose all or part of your investment.

We have a history of operating losses and anticipate future operating losses until such time as we can generate additional sales.

         Since beginning operations, we have sustained substantial operating losses. At the present time we do not generate any revenues from business operations. In addition, we expect to accelerate our losses in the near future as we increase our expenses by developing medical day spas in order to pursue our business plan. If we are not successful in opening and operating in a profitable manner medical day spas pursuant to our business plan, we will not be successful financially and our investors will lose their investments.

If we do not obtain additional funding as needed, we will be unable to fund our spas and to adequately pursue our business plan.

         Our business plan requires significant ongoing expenditures in order to identify locations for and to construct medical day spas and for the marketing of our skin enhancement products. We will need additional outside funding sources in the future to continue the development of our business plan. If we are not successful in obtaining additional funding for operations when needed, we may have to discontinue some or all of our business activities and our stockholders might lose all of their investment.

If we fail to convince the market place that we have superior products, we will not be commercially successful.

         There are numerous suppliers of skin enhancement and cosmetic products and services. Even if we are successful in designing products that are equal to or superior to those of our competitors, it will be necessary for us to educate and convince the market place of that superiority. If we are unable to do so, we will not be able to achieve the market penetration necessary to become commercially successful and our investors may lose their investments.

The sale and use of our products may result in claims against us.

         The use of medical procedures has been associated with causing injuries, some serious and permanent, to certain individuals. While we are attempting to design our products so they can be administered in a safe manner, medical procedures always carry a risk that they will affect certain recipients in an ineffective or wrong manner and there is no assurance that injuries will not be associated with and/or caused by their use resulting in claims against Skin Enhancement. Although we intend to maintain liability insurance for our products, there can be no assurance that the coverage limits of our insurance policies will be adequate. Claims brought against us, whether fully covered by insurance or not, will likely have a material adverse effect upon us.

Claims by others that our products infringed their patents or other intellectual property rights could adversely affect our financial condition.

         Any claim of patent or other proprietary right infringement brought against us would be time consuming to defend and could likely result in costly litigation, divert the time and attention of our personnel and management and cause product development delays. Moreover, an adverse determination in a judicial or administrative proceeding could prevent us from developing and/or selling some of our products, which could harm our business, financial condition and operating results.

We may not be able to protect our patent rights, trademarks, and other proprietary rights.

         We believe that our patent rights, trademarks, and other proprietary rights are important to our success and our competitive position. While we have patents and licenses with respect to certain of our products, there is no assurance that they are adequate to protect our proprietary rights. Accordingly, we plan to devote substantial resources to the establishment and maintenance of these rights. However, the actions taken by us may be inadequate to prevent others from infringing upon our rights which could compromise any competitive position we may develop in the marketplace.

There exists governmental regulations regarding the dissemination of medical services and procedures which if we are unable to comply with will limit our product offerings.

         Medical services are regulated by the government and Skin Enhancement must comply with these regulations in order to operate its medical day spas. If Skin Enhancement is unable to obtain the necessary licenses and comply with all applicable governmental regulations regarding the dissemination of medical treatment, we will not be able to offer some of our procedures which will limit our ability to compete in the market place as a provider of effective cosmetic procedures. Our inability to comply with these regulations would materially and adversely affect our results of operations and financial condition.

If we cannot hire and retain qualified personnel our business plan cannot proceed.

         Our business is a technical and a specialized area of the cosmetic industry. We will be dependent upon personnel who are trained and in some instances have the necessary medical licensing to perform certain medical procedures. We believe that our future success will depend in large part upon our ability to attract and retain highly skilled medical personnel who are also effective in selling our products and procedures to the public. We face intense competition for these kinds of personnel from other companies and organizations. We might not be successful in hiring or retaining the personnel needed for success.

Because our common stock is quoted on the Pink Sheets, your ability to sell your shares in the secondary trading market may be limited.

         Our common stock currently is listed in the over-the-counter market on the Pink Sheets. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted on the OTC Bulletin Board or the Nasdaq Stock Market or traded a national securities exchange, like the New York Stock Exchange or American Stock Exchange.

Sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus and under other registration statements, could lower our stock price and impair our ability to raise funds in new stock offerings.

         Future sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus and under other registration statements, or the perception that such sales could occur, could aversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities.

Purchasers in this offering will experience immediate and substantial dilution of their investment.

         We expect that the offering price per share of the shares being sold by the Selling Stockholders and by Skin Enhancement will significantly exceed the net tangible book value per share of the outstanding common stock. Accordingly, purchasers of common stock in this offering would pay a price per share that substantially exceeds the value of our assets after subtracting our liabilities.

We do not intend to pay any cash dividends on common stock in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

         We have never paid a cash dividend on our common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

Forward-Looking Statements

            This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the this Risk Factors section and elsewhere in this prospectus.


                                 USE OF PROCEEDS

         The net proceeds we will receive from the sale of the shares of common stock offered by us will be approximately $2,650,000, if the maximum numbers of shares are sold, after deducting offering expenses of $50,000 and if commissions are paid to underwriters. If the offering is self-underwritten, net proceeds will total approximately $2,950,000 if all shares offered by Skin Enhancement are sold.

         The principal purpose of this offering is to increase our working capital in order for us to proceed with the execution of our business plan. Our management will have significant flexibility in applying the net proceeds of the offering.

         We expect to use the net proceeds from this offering as follows:

                                  Assuming all     Assuming 50% of the    Assuming 25% of the     Assuming 10% of the
                                shares are sold      shares are sold        shares are sold         shares are sold
                               ------------------- --------------------- ----------------------- -----------------------
Gross Proceeds                    $3,000,000            $1,500,000                $750,000                $300,000
Offering Expenses                     50,000                50,000                  50,000                  50,000
Net Proceeds                       2,950,000             1,450,000                 700,000                 250,000
Leasehold Improvements               900,000               450,000                 200,000                 150,000
Purchase of Equipment                650,000               300,000                 100,000                  70,000
Marketing/Sales                      500,000               250,000                 200,000                  15,000
Working Capital                      900,000               450,000                 200,000                  15,000
                               ------------------- --------------------- ----------------------- -----------------------
    Total                         $3,000,000            $1,500,000                $750,000                $300,000
                               =================== ===================== ======================= =======================

         The leasehold improvement allocation will be used to build out the medical spa locations as they are acquired. Equipment purchases will equip the spa locations and will include: necessary office equipment and exam and treatment room equipment for each location, including without limitation, treadmill, EKG machine, defibrillator, O2 tank, pulmonary function, nebulizer, ultrasound/echo, sterilizer, O2 saturation, centrifuge, OSHA eyewash station, dexascanner, and holtermonitor. Marketing and sales expenses will include production of collateral materials such as a high quality brochure, development of the website, yellow pages and magazine ads and development of a media relations program. Working capital will be used to support our business operations until revenues are sufficient to meet operating costs.


                         DETERMINATION OF OFFERING PRICE

         The $0.50 per share offering price of our common stock was arbitrarily determined based on our current perceived financing needs. There is no relationship between this price and our assets, book value or any other objective criteria of value.


                                    DILUTION

         The following table illustrates the percentages of investment capital paid by current shareholders of Skin Enhancement compared to investment capital to be paid by investors in the Skin Enhancement offering and the percentages held by each in Skin Enhancement following the offering. It also compares the shares held by each after giving effect to the offering.

                                                            100% Sold       50% Sold       25% Sold       10% Sold
                                                         ---------------- -------------- -------------- --------------
Capital paid by current shareholders and its
percentage of total capital paid after giving effect
to this offering.                                           $928,750        $928,750       $928,750       $928,750
                                                              23.6%           38.2%          55.3%          75.6%
Capital paid by offering purchasers and its percentage
of total capital paid after giving effect to this
offering.                                                  $3,000,000      $1,500,000      $750,000       $300,000
                                                              76.4%           61.8%          44.7%          24.4%
Shares held by current shareholders and the percentage
of total shares held by them after giving effect to        48,600,000      48,600,000     48,600,000     48,600,000
the offering.                                                 88.9%           94.1%          97.0%          98.8%

Shares held by offering purchasers and the percentage
of total shares held by them after giving effect to         6,000,000       3,000,000      1,500,000       600,000
the offering.                                                 11.1%           5.9%           3.0%           1.2%

         An investment in this offering will undergo immediate dilution when compared with the net tangible assets of Skin Enhancement. The following table illustrates the per share dilution in net tangible book value to new investors if 100% of the 6,000,000 shares offered by Skin Enhancement are sold, if 50% of the 6,000,000 shares are sold, if 25% of the 6,000,000 shares are sold and if 10% of the 6,000,000 shares are sold. Calculations are based on 48,650,000 capital shares outstanding at March 14, 2005, and at the different levels of the offering sold as indicated after the deduction of offering expenses and assuming all shares of Skin Enhancement sold are on a self-underwritten basis with no commissions paid. The 1,865,000 shares to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution as a result of the sale of those shares.

                          Percent of offering sold              100%           50%          25%          10%

                  ----------------------------------------- -------------- ------------ ------------ ------------
                    Public offering price per Share             $0.50         $0.50        $0.50        $0.50


                    Net tangible book value per share as
                    of December 31, 2004 before this offering  $0.000        $0.000       $0.000       $0.000

                    Increase per share attributed to           $0.055        $0.029       $0.014       $0.005
                    investors in this offering

                    Net tangible book value per share as       $0.055        $0.029       $0.014       $0.005
                    of December 31, 2004 after this offering

                    Net tangible book value dilution per
                    share to new investors                     $0.445        $0.471       $0.486       $0.495

                    Net tangible book value dilution per
                    share to new investors expressed as         89.0%         94.2%        97.2%        99.0%
                    a percentage

                              SELLING SHAREHOLDERS

     The selling shareholders named in this prospectus are offering 1,865,000 shares of common stock. The following table provides as of March 14, 2005, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

     1. the number of shares owned by each prior to this offering;

     2. the total number of shares that are to be offered for each;

     3. the total number of shares that will be owned by each upon completion of the offering; and

     4. the percentage owned by each following the offering.

                                                                                     Total Shares to          Percent
                                                               Total Number of           be owned            Owned upon
                                                                 Shares to be              upon              Completion
                                    Shares Owned Prior to     Offered for Shares      completion of           of this
   Name of Selling Stockholder          this Offering          being Registered       this Offering           Offering
---------------------------------- ------------------------- --------------------- --------------------- -------------------
Don Bradley                                100,000                  10,000                90,000                 *
Charles Lindsay                            100,000                  10,000                90,000                 *
Thomas Jellison                           1,000,000                100,000               900,000                1.9%
Dr. Theodore Teruya(1)                    1,000,000                100,000               900,000                1.9%
Bruce Brandt(2)                           1,000,000                100,000               900,000                1.9%
Kate Brandt                                500,000                  50,000               450,000                 *
Tammie Wharton                             300,000                  30,000               270,000                 *
Jamie Gorbenko(2)                         1,500,000                150,000              1,350,000               2.8%
Melissa Welch(2)                           300,000                  30,000               270,000                 *
Dr. Brett LeHocky                        1,750,000                175,000              1,575,000               3.3%
Mark Adams                                1,000,000                100,000               900,000                1.9%
Ken Palm                                   100,000                  10,000                90,000                 *
Tim Connelly(1)                           2,269,000                226,900              2,042,100               3.8%
Michael Turrell(1)                        1,200,000                120,000              1,080,000               2.2%
Jason Landess, Esq.                       2,500,000                250,000              2,250,000               4.7%
Terry Connelly                            2,500,000                250,000              2,250,000               4.7%
Deborah Hollingsworth                      160,000                  16,000               144,000                 *
Alan DiBartolomeo                          111,000                  11,100                99,900                 *
Laura Winkle                               111,000                  11,100                99,900                 *
Candice Horsley                            111,000                  11,100                99,900                 *
Sue Anderson                                89,000                  8,900                 80,100                 *
Kathy Beagle                               222,000                  22,200               199,800                 *
Thomas Olson                                44,000                  4,400                 39,600                 *
Michael Gorbenko                            89,000                  8,900                 80,100                 *
Gary Keszler                               120,000                  12,000               108,000                 *
Brian Reiswig                              164,000                  16,400               147,600                 *
Kathy Hopper                                44,000                  4,400                 39,600                 *
Tim Pangborn                                89,000                  8,900                 80,100                 *
Don Anderson                                67,000                  6,700                 60,300                 *
Chris Calagna                               44,000                  4,400                 39,600                 *
Ronna Witzel                                22,000                  2,200                 19,800                 *
Neil Dugmore                                44,000                  4,400                 39,600                 *
                                   ------------------------- --------------------- --------------------- -------------------
     TOTAL                                18,650,000              1,865,000             16,785,000             29.10%
                                   ========================= ===================== ===================== ===================

* Ownership after offering is less than 1%.
-------------------------
(1) A director of Skin Enhancement.
(2) An executive officer of Skin Enhancement.

         The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.


                              PLAN OF DISTRIBUTION

Shares offered by Skin Enhancement

     The officers and directors of Skin Enhancement are selling the common stock being offered by Skin Enhancement through this prospectus. None of the officers and directors is registered as a broker-dealer under the Securities Act of 1934. Rather, they are relying on Rule 3a4-1 under the 1934 Act to allow them to sell the shares as affiliated persons of Skin Enhancement. We believe that the officers and directors are qualified under this rule because:

* they are not subject to a statutory disqualification as set forth in section 3(a)(39) of the Securities Exchange Act of 1934; o they will not be compensated for their participation in the offering by the payment of commissions or other remuneration based directly or indirectly on the sale of the offering;

* they have never been and will not be at the time of their participation in the offering associated persons of a broker or dealer;

*  they have never participated before in selling an offering for any issuer;

* they will perform substantial duties for Skin Enhancement other than in connection with the sale of the shares, and o they will not participate in selling an offering of securities for any issuer more than once every 12 months.

     In order to make the necessary sales, the officers and directors plan to directly contact selected individuals and entities with whom they have a prior relationship and whom they believe will have an interest in the offering. Management, however, may enter into an underwriting agreement for this offering at a later date and at that time pay a commission to any participating underwriters. If we enter into an underwriting agreement after this offering becomes effective, we will file with the SEC a post-effective amendment identifying the underwriter and providing material information about the underwriting arrangements.

     We are therefore offering the shares on a self-underwritten basis. There is no minimum number of shares required to be sold in this offering.

     The shares being sold by selling shareholders will be offered concurrently with the shares being offered by Skin Enhancement. The concurrent offerings may make it more difficult for Skin Enhancement to sell its offering and raise the capital necessary for its operations. This presents a risk that Skin Enhancement may not be able to acquire the capital it needs and develop its business plan.

     In order to subscribe for shares, an investor must complete and execute the form of subscription agreement attached to this prospectus and deliver the executed subscription agreement to us together with payment of the purchase price for the shares payable to Skin Enhancement Incorporated.

     We may reject or accept any subscription in whole or in part at our discretion. We may close the offering without notice to subscribers. We may immediately use the proceeds obtained from the offering.

     Upon our acceptance of a subscription agreement, we will deliver to each subscriber a copy of the fully executed agreement evidencing the number of shares subscribed for. If we do not accept any subscription or any portion of a subscription, the amount of the subscription not accepted will be promptly returned by us to the subscriber.

     The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee                    $ 498.25
Transfer Agent Fees                                                   $1,000.00
Accounting fees and expenses                                         $20,000.00
Legal fees and expenses                                              $20,000.00
Blue Sky fees and expenses                                            $5,000.00
Miscellaneous                                                         $3,501.75
                                                             ------------------
     TOTAL                                                           $50,000.00
                                                             ==================

         If underwriters are used to sell the offering, they will be paid commissions of up to 10% creating additional offering expenses of $300,000 if all shares offered by Skin Enhancement are sold.

Shares offered by selling shareholders.

         This prospectus is part of a registration statement that enables the selling shareholders to sell their shares on a continuous or delayed basis for a period of twenty months. We have advised the selling shareholders that they shall only be permitted to sell their shares in jurisdictions where it is lawful to sell such securities. Thus, the selling shareholders will be permitted to sell their shares in foreign countries if they comply with all rules and regulations of that particular jurisdiction. Additionally, the selling shareholders shall be permitted to sell their shares in the United States only upon this registration statement becoming effective. Furthermore, the selling shareholders' selling efforts shall be limited to unsolicited brokerage transactions that comply with the provisions of Regulation M.

         The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

         1. On such public markets or exchanges as the common stock may from time to time be trading;

         2. In privately negotiated transactions;

         3. In short sales; or

         4. In any combination of these methods of distribution.

         The sales price to the public is fixed at $0.50 per share until such time as the shares of our common stock become traded on the Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for trading of our common stock on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the Over-The-Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

         1. The market price of our common stock prevailing at the time of sale;

         2. A price related to such prevailing market price of our common stock; or

         3. Such other price as the selling shareholders determine from time to time.

         726,900 of the 1,865,000 shares offered by selling shareholders are held by affiliates of Skin Enhancement. The offering price of these 726,900 shares will not change with prevailing market prices but will remain at $0.50 per share.

         The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

         The selling shareholders whose shares are being registered under this prospectus and registration statement may choose not to sell their shares.

         We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

     The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     1. Not engage in any stabilization activities in connection with our common stock;

     2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

     3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                                LEGAL PROCEEDINGS

         We are not currently a party to any legal proceedings. Our agent for service of process in Nevada is Jason Landess, Esq., 7054 Big Springs Court, Las Vegas, Nevada 89113.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Our executive officers and directors and their respective ages as of March 15, 2005 are as follows:

               Name                      Age             Position
               ----                      ---             --------
Timothy B. Connelly                      54       Chairman of the Board of
                                                  Directors
Bruce Brandt                             55       Chief Executive Officer,
                                                  President and Director
James Gorbenko                           28       Vice President, Marketing
                                                  and Sales
Melissa Welch                            27       Secretary and Treasurer
Theodore H. Teruya, M.D.                 35       Director
Michael F. Turrell                       34       Director

         The officers and directors were elected to their positions in the third fiscal quarter of 2004. Following is certain biographical information on our officers and directors.

         Timothy B. Connelly. At the present time and for more than the past five years, Mr. Connelly has been self employed as a California general contractor and through his company serves as an independent consultant to large residential and commercial builders. He is an expert in the development of pre-development budgets, construction schedules, contract specifications, and contract documents for apartment and condominium complexes with budgets in the $100 million-plus range. Prior to forming his own company, he worked as the senior on-site superintendent for other builders and has personally supervised the construction of over 2,000 upscale single family residences in southern California.

         Bruce Brandt. At the present time and for over the past eleven years, Mr. Brandt has served as the President of BN&P Capital Advisors, Inc., a firm which he established and which specializes in structured and project finance. He has also recently served as the exclusive representative in Mexico for Startech Environmental of Connecticut and CS Colombo of Italy. Prior to establishing BN&P, he was Senior Vice President and Manager of the Financial Products Group at Garvin Guy Butler. Prior to this, he was Managing Partner at LOC Financial Services, a company he founded in 1987, which specialized in arranging various types of credit enhancement for bond issues and private placements. Garvin Guy Butler absorbed LOC Financial Services in early 1992. Prior to this, Mr. Brandt was Executive Vice President of Berisford Financial Group and Managing Director of Babcock & Brown Money Markets. From 1973 to 1986, he was a Senior Manager in International Banking for Bank of America, Chase Manhattan, and Security Pacific National Bank. Mr. Brandt received a Bachelor of Arts in Business from California State University and pursued his Masters in Technology Management at Pepperdine University. Mr. Brandt speaks Spanish fluently.

         James Gorbenko. Mr. Gorbenko obtained a masters degree in public health from Loma Linda University in 2001. Following graduation and until December 2002, Mr. Gorbenko worked for Empire Health Plan, a California HMO in the areas of operations and project management. From January, 2003, until January, 2005, Mr. Gorbenko worked in marketing and sales for Western Medical Devices, Inc., the nation's leading diagnostic imaging provider where he interacted with both physicians and other decision makers of medical groups and hospitals. Mr. Gorbenko resigned his position with Western Medical Devices, Inc. to become Vice President of Marketing and Sales for Skin Enhancement.

         Melissa Welch. Ms. Welch received her Bachelors of Science in Business Administration with the concentration in accounting from Winthrop University in Rock Hill, South Carolina in May, 2002. She is in the final stages of completing her MBA. On June 4, 2002, she joined the accounting firm of CFO Advantage, Inc., in Las Vegas, Nevada. She left the employ of CFO Advantage, Inc. in July, 2004, but remains an equity partner in that firm. Her affiliation with Skin Enhancement is her primary business pursuit at this time, though she does perform some accounting work on an independent basis. She is a member of the Nevada Society of CPA's and the American Institute of CPA's. She specializes in accounting and regulatory issues related to publicly-traded companies.

         Theodore H. Teruya, M.D. Dr. Teruya is a board-certified vascular surgeon and a registered vascular technologist. At the present time and during the past five years, he has been an Assistant Professor of Surgery at Loma Linda University and the Medical Director for the Non-invasive Vascular Lab at Loma Linda University Medical Center. He is currently licensed to practice medicine in California, Hawaii and Illinois.

         Michael F. Turrell. Mr. Turrell is currently and for the past five years has been the Director for State Regulatory and Contract Compliance for Wellpoint, Inc. in Camarillo, California. He is a member of the State Sponsored Programs Division with national responsibility for 1.4 million members and over $1.3 billion dollars in revenue. Prior to working with Wellpoint, he was the sole in-house counsel for the 12th largest Knox Keene licensed and NCQA accredited HMO in California. He is an expert in contract compliance and state regulations for licensed medical facilities in California.

Term of Office

         Our Directors are appointed for terms of one year to hold office until the next annual general meeting of the holders of our common stock, as provided by the Nevada Revised Statutes, or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

         We have no significant employees other than the officers and directors described above.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of March 16, 2005, and by the officers and directors, individually and as a group. All shares are owned directly.

                                                                           Percentage of Common Stock Beneficially
                                                           Amount and                       Owned
                                                           Nature of
                       Name and Address of Beneficial   Beneficial Owner
   Title of Class                  Owner
                                                                          -------------------------------------------

                                                                           Prior to        After          After
                                                                           Offering     Offering(1)    Offering(2)
--------------------- --------------------------------- ----------------- ------------ -------------- ---------------
Common Stock          Bruce Brandt(3)                      1,000,000         2.1%          1.8%            1.7%
                      31425 North 141st Place
                      Scottsdale, AZ 85262

Common Stock          James Gorbenko                       1,500,000         3.1%          2.8%            2.5%
                      1530 N. Detroit Street, #102
                      Los Angeles, CA 90046

Common Stock          Melissa Welch                         300,000          0.6%          0.6%            0.5%
                      1603 Berendo Drive
                      Las Vegas, NV 89123

Common Stock          Timothy B. Connelly                  2,269,000         4.7%          4.2%            3.8%
                      712 W. Amerige Ave.
                      Fullerton, CA 92832

Common Stock          Theodore H. Teruya, M.D.             1,000,000         2.1%          1.8%            1.7%
                      2028 Horse Trail Drive
                      Redlands, CA 92379

Common Stock          Michael F. Turrell                   1,200,000         2.5%          2.2%            2.0%
                      385 Forlock Ct.
                      Simi Valley, CA 93065

Common Stock          Jason Landess                        2,500,000         5.2%          4.6%            4.2%
                      7054 Big Springs Ct.
                      Las Vegas, NV 89113

Common Stock          Terry Connelly                       2,500,000         5.2%          4.6%            4.2%
                      8311 N.E. 98th Avenue
                      Vancouver, WA 98662

--------------------- --------------------------------- ----------------- ------------ -------------- ---------------
All Officers and Directors as a Group (6 persons)          7,269,000         15.1%         13.4%          12.1%
                                                        ================= ============ ============== ===============

(1) The percentage calculations in this column are based on 48,650,000 shares outstanding and assume that the entire offering by Skin Enhancement of 6,000,000 shares will be sold and that none of the shares held by persons listed in the table will be sold.

(2) The percentage calculations in this column are based upon the assumptions listed in note (1) immediately above other than they assume the shares held by the selling shareholders listed will be sold in the selling shareholder offering.

(3) Does not include 500,000 shares owned beneficially and of record by Kate Brandt, wife of Bruce Brandt, to which Bruce Brandt disclaims any interest.


                            DESCRIPTION OF SECURITIES
General

         Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share. The following description of our common stock includes all material characteristics of the securities registered in this registration statement.

Common Stock

         As of March 16, 2005, there were 48,650,000 shares of our common stock issued and outstanding that were held by 60 stockholders.

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to our Articles of Incorporation.

         Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

         Sonfield & Sonfield, our independent legal counsel, has provided an opinion on the validity of our common stock.

          L.L. Bradford & Company, LLC, independent certified accountants, audited the financial statements and presented their report with respect to the audited financial statements. L.L. Bradford & Company, LLC's report was given upon their authority as an expert in accounting and auditing.


                      DISCLOSURE OF COMMISSION POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


                             DESCRIPTION OF BUSINESS

General

         Skin Enhancement was incorporated on December 12, 1995, pursuant to the laws of the State of Nevada under the name Capital Asset Security Holdings, Inc. It was organized for the purpose of searching for real estate acquisition and land development opportunities. It pursued this line of business for a number of years but was ultimately unsuccessful. In August, 2004, Skin Enhancement purchased the business operating assets of Western Medical Devices, Inc., a California corporation. Western Medical Devices, Inc. had developed medical devices and business models and plans for the use of those devices in the cosmetic treatment of humans. These assets were obtained in exchange for the issuance of 10,000,000 shares of common stock of Skin Enhancement valued at $100,000. Following the acquisition of the assets, the corporation changed its name to Skin Enhancement Clinics & Technology, Inc. The business of Skin Enhancement is to establish and operate medical day spas which offer medical skin care treatments and products and minimally invasive cosmetic procedures to the general public. The site for Skin Enhancement's initial spa has been determined and negotiations for lease arrangements for that site are taking place at the present time. Skin Enhancement's goal is to become the premier brand within the medical day spa industry by providing quality cosmetic products and services to the public in a professional and upscale manner.

Industry overview.

         The Medical Spa Association defines a medical spa as a facility that provides both traditional and nontraditional medical and spa treatments, with the facility's medical program under the supervision of a licensed healthcare professional. Technologies providing cosmetic/anti-aging skin treatments have progressed enormously in recent years and are now being delivered to the public through the implementation of the medical day spa. With improved laser and intermittent pulsed light therapies, along with advances in chemical peels, microdermabrasion, botox and fillers, many cosmetic/anti-aging treatments can be offered safely under medical supervision by trained personnel such as registered nurses and licensed aestheticians. These professionals can offer clients highly skilled and personalized services in the medical day spa environment. Hyatt Resorts opened up a medical spa specializing in skin care at their Grand Champions Resort in Indian Wells, California in 2003. Other medical spas specializing in cosmetic procedures are opening up around the United States and Canada.

         The number of surgical and nonsurgical cosmetic procedures in the United States increased by 20.0% in 2003 to a total of nearly 8.3 million, according to statistics released by the American Society for Aesthetic Plastic Surgery (ASAPS). ASAPS President Robert Bernard, MD has stated that "A strengthening economy means that people are more willing to invest in the things that improve their quality of life. Feeling good about the way they look is high on the list of priorities for many Americans."

         Botox injections ranks first among all cosmetic procedures, surgical and nonsurgical combined. The top five nonsurgical cosmetic procedures in 2003 were: Botox injection (2,272,080); laser hair removal (923,200); microdermabrasion (858,312); chemical peel (722,248); and collagen injection (620,476). Human-derived collagen products (CosmoDerm, CosmoPlast) were used in 29.0% of collagen injection procedures. There were 116,211 procedures using hyaluronic acid (Hylaform, Restylane) and 31,913 procedures using calcium hydroxylapatite (Radiance). Women account for 87% of cosmetic procedures and men account for 13%. The number of procedures performed on women in 2003 was nearly
7.2 million. The number of procedures performed on men was nearly 1.1 million. In 2003, Americans spent just under $9.4 billion on cosmetic procedures.

         Medical cosmetic procedures have traditionally been delivered in the doctor's office. However, medical spas are growing in popularity. They meet the needs of women today who have an active lifestyle and who are balancing careers, children, and other activities. A medical spa meets these needs by offering a comfortable atmosphere with the immediate results that can be gained from minor cosmetic procedures. Women who may be put off by the sterile atmosphere or high prices of a doctor's office (or who don't want to make the commitment to surgical interventions) are often more open to visiting a medical spa, which is conveniently located and often attractively priced.

Our product.

         Our business plan is to establish free standing medical day spas in strategic locations having the income demographics necessary to make a medical spa successful. We have engaged The Fox Group, LLC, of Upland California, which is a consultant to the healthcare industry, to advise us on the location of potential spas and the products to offer through those spas. Upon the recommendation of The Fox Group, we are locating our initial spa in Corona, California and at the present time are doing the ground work to obtain our site location. Each spa will consist of an aggregate of approximately 3,000 square feet of reception, office and treatment space. Upon the completion of a spa, we will either operate the spa or sell the spa, whichever management determines is in the best interest of Skin Enhancement at the time.

     The Fox Group has advised us to offer the following products in our spas, all of which we have the capacity to provide:

   *        medical skin care products
   *        chemical peels
   *        microdermabrasion
   *        Botox treatments
   *        collagen and other fillers
   *        laser hair removal
   *        photofacial skin rejuvenation
   *        rosacea treatment
   *        spider vein treatment

     Following is a description of each of these products and procedures:

         Medical Skin Care Products

                  We will offer medical skin care products from several quality manufacturers. These products differ from over the counter skin care compounds, since they have active ingredients in more effective concentrations and are only available by physician prescription. Skin Enhancement will have advantage over most physicians' offices that offer medical skin care products. Due to a high volume of clients and our specialization in skin care/rejuvenation treatments, we will be able to maintain a larger and more diverse inventory of products. As a result, clients can select from a wider variety of products, and purchase them at lower cost, due to our ability to buy in bulk quantities. These products can be purchased either onsite at our medical spas, or online via our secure website. Our medical skin care products will include Retin-A, hudroquinone, glycolic acid exfoliants, and specialized skin care products containing vitamins, enzymes, and antioxidants.

         Chemical Peels

                  Our nurses and aestheticians will perform chemical peels when prescribed to help smooth the texture of the facial skin. These peels use a low concentration of glycolic acid and trichloracetic acid (TCA) to promote exfoliation, or the sloughing off of dead or damaged cells in the outer layer of the skin. Chemical skin peels can help smooth wrinkles and uneven skin pigmentation, to soften facial scars and blemishes, or to control acne. Glycolic peels are milder than TCA peels, and can smooth out dry, rough skin, treat pigmentation blemished, help control acne and improve overall skin texture and tone. TCA peels are usually a bit stronger, and are commonly used to treat fine surface wrinkles and blemishes, or to smooth out pigment problems. At times, two peels may be needed to accomplish the desired results, and can be applied several months apart. While most skin peels are applied to the face, they can be administered to other areas of the body as well. Some people with sensitive skin may experience mild stinging, redness, flaking or irritation after a peel, especially the first time or two. It is best to avoid sun exposure for several weeks to several months after treatment, to protect the newly formed skin.

         Microdermabrasion

                  Microdermabrasion is used to improve skin tone and texture, treat fine wrinkles or pigment blemishes, including age spots, and to remove dead or damaged skin cells. It is applied by a machine that sprays tiny abrasive crystals across the face, which are gently suctioned away to exfoliate the outer layer of the skin. As with a skin peel, mild irritation, redness, or flaking may follow for up to an hour after treatment. More than one treatment may be needed several months after the first treatment to achieve the desired results. It is recommended that the skin be protected from the sun for several months after a microdermabrasion treatment, including the use of an effective sunscreen. Microdermabrasion can be applied not only to the face, but to other areas of the body such as the neck and hands, for treatment of dry, rough, oily or blemished skin.

         Botox Treatments

                  Botox treatments are administered by trained registered nurses and nurse practitioners under the medical supervision of a physician. Today, Botox is one of the leading nonsurgical cosmetic treatments administered in the US, with benefits that include improvement of moderate to severe frown lines which are lines between the eyebrows. Other benefits include reduction of excessive sweating of the palms and underarms, since Botox temporarily paralyzes the sweat glands, with reduction of perspiration lasting up to six months in some individuals.

                  Botox treatments are the injection of botulinum toxin in carefully diluted, controlled dosages to specific areas to reduce or eliminate fine wrinkles in the forehead, between the eyebrows, crows feet which are lines around the eyes, and wrinkles in the neck. Botulinum toxin is a powerful nerve blocker, and causes temporary paralysis of the muscles that when flexed cause wrinkles. Injection with it relaxes these muscles, giving the skin a smoother appearance.

                  Treatment with Botox is considered a very safe form of cosmetic treatment since it is non-invasive in that there is no planning or cutting of the skin. Normally, an injection of Botox takes about two to three days to be completely effective, and will last about 4 to 6 months.

         Collagen and Other Fillers

                  Fillers are used to fill in and smooth out fine wrinkles, irregularities, shallow scars, and acne scars on the face, and at times the neck. They are at times used in conjunction with Botox or chemical peels. Collagen is a commonly used filler. It is a natural protein that helps to form part of the support structure underneath the skin. Purified cow or bovine collagen or human collagen are used for treatments. Other commonly used fillers include Restylane, Hylaform, and Juvederm which in some cases are longer-lasting than collagen.

                  Fillers are given by injection along the edges of the area to be treated, after testing to ensure that no allergies are present. A local anesthetic is often used to remove any pain during injection; if not, mild stinging may occur during treatment. Some mild irritation or mild redness can occur immediately after treatment. After treatment, the recipient can return to normal activities and diet right away, and wear makeup or sun block. Most fillers have results that last from 3 to 6 months. The length of time will vary from individual to individual and with the filler injected.

         Laser Hair Removal

                  Hair removal can be safely and effective done with the user of laser treatment. Lasers are high-energy light beams which are precisely focused to a specific target which absorbs the energy and is destroyed. Different lasers which can be exactly focused to the desired target depth are used for different treatments, such as hair removal, reducing wrinkles, or removing spider veins. These special lasers are fine-tuned by computer to remove only the target area, and to minimize any damage to the surrounding skin.

                  One special form of photo treatment is by intense pulsed light ("IPL"). While the machine used for this is similar to laser, it differs in that the light energy used is not concentrated as it is with laser treatment. IPL can be used to remove hair, for smoothing out skin, or treating Rosacea. Normally several IPL sessions are needed to receive maximum effectiveness from the treatment. Because IPL is less concentrated than laser, less side effects are seen as a result of treatment. Normally a feeling of heat or mild stinging over the area treated is felt, which passes quickly. The recipient is normally able to resume normal activities the same day after treatment.

         Photofacial Skin Rejuvenation

                  Photofacial skin rejuvenation is a laser-based treatment for minor wrinkles, small veins, broken capillaries and large pores and other skin blemishes. It is very popular because it requires no surgery, is safe, and provides good results with minimal side effects. During a treatment, a special gel is applied to the area to be treated with an IPL laser. This is a special, gentle form of laser therapy in which the light beam is not as concentrated as with traditional laser. During treatment, the recipient wears dark sunglasses to protect the eyes. Treatments normally last 15 to 20 minutes. Small amounts of IPL are applied to the treatment area. The recipient may experience a feeling of heat or mild stinging during the phototherapy. After treatment, the recipient will be able resume normal activities the same day. Several treatments may be needed to receive optimal results depending on the severity of the conditions being treated.

         Rosacea Treatment

                  Rosacea treatment is done using a start-of-the-art IPL laser. This method is gentle, and has minimal side effects or risks when treating the red spots, broken veins and blemishes associated with this condition. During treatment, a pulse of bright light, not as concentrated as with traditional laser therapy, is directed to the specific area to be treated. Over time, the broken vessels begin fading, as well as the redness and rash. During the treatment, the recipient wears special goggles to protect the eyes, and may feel a sensation of heat or stinging on the area treated. Treatment with IPL may also be supplemented in more severe cases with antibiotics and the avoidance of known triggers such as exposure to irritating cosmetics or certain foods. The recipient may be asked to avoid exposure to the sun both before and during treatment.

                  Because IPL is gentle, the recipient is able to go back to normal activities immediately after treatment with minimal discomfort. The trade-off is that several treatments at monthly intervals may be needed to achieve the desired results.

         Spider Vein Treatment

                  Spider vein treatment is designed to minimize the appearance of broken capillaries or spider veins which are small red, blue or purple lines beneath the skin, which can occur in response to hormonal changes, increased venous pressure such as during pregnancy, or other conditions such as medications or injury. The most common areas for their appearance are the legs and ankles, although they can also occur on the face. This treatment at Skin Enhancement will be under the medical supervision of a Board-Certified Vascular Surgeon, and there are several options.

                  One option for treatment is sclerotherapy. This involves taking a careful medical history to ensure that there are no conditions that would contraindicate treatment. Then, a saline or chemical solution is injected into the vein, using a fine needle. The saline/chemical irritates the intima (lining) of the vein, causing it to collapse. Before treatment, the recipient is asked not to apply any moisturizers or oils to the skin on or near the area to be treated. It is best to wear comfortable shorts or culottes which allow the area to be treated to be exposed. The treatment time may vary, but is normally anywhere from 15 minutes to an hour, depending on the number of veins to be treated and their size. After treatment, an elastic compression bandage may be applied to your lower leg. The recipient is asked to keep the area treated clean and dry for several days. There may be some bruising or discoloration which will gradually fade over a period of a week or two.

                  Sclerotherapy is quite effective, but may require multiple treatments to completely eradicate the spider vein. This is especially true if there are several veins needing treatment. The recipient should restrict activities that put pressure on the veins, such as jogging or lifting heavy objects for several days; but walking and other mild activities are encouraged.

                  Another option for spider vein removal is laser treatment. Lasers are high-energy light beams which are precisely focused to a specific target which absorbs the energy and is destroyed. Different lasers which can be exactly focused to the desired target depth are used for different treatments. These special lasers are fine-tuned by computer to remove only the target area (the spider vein), and to minimize any damage to the surrounding skin. Some mild discomfort, swelling, or redness may be experienced after treatment, but these usually go away quickly.

                  One special form of spider vein treatment is by IPL. While the machine used for this is similar to laser, it differs in that the light energy used is not concentrated as it is with laser treatment. IPL can be used to treat small spider veins. Normally several IPL sessions are needed to receive maximum effectiveness from the treatment. Because IPL is less concentrated than laser, less side effects are seen as a result of treatment.

Marketing strategy.

     Medical spa services for cosmetic purposes typically involve clientele, mostly women, with disposable income who rely on word-of-mouth referrals from friends who have had procedures themselves. A large part of our marketing will be the proper location of spas, in neighborhoods having the appropriate demographics and where the spas will be observed on a daily basis by persons likely to desire corrective cosmetic procedures. We hope to further penetrate the market through:

* the development and distribution of collateral materials such as high quality brochures;

* development of website featuring satisfied patients with before and after pictures of treatments;

* yellow page display ads;

* ads in local upscale magazines;

* production of educational seminars;

* development of a public and media relations program; and

* development of a referral tracking system.

Plan of operations.

         Skin Enhancement's plan of operations is to identify qualified sites for its medical day spas and to develop and operate spas on those sites. As mentioned previously, Skin Enhancement has retained The Fox Group, LLC, consultants to the healthcare industry, located in Upland, California, to research and advise Skin Enhancement on the location of sites and the products and services that should be offered at those sites. Skin Enhancement's business plan has been formulated in large part on recommendations made by The Fox Group and the initial site has been identified.

         Skin Enhancement intends at the present time to development and open four medical day spas during the next twelve months. Projected costs necessary to install needed leasehold improvements for these four spas and to equip the spas is projected to be approximately $900,000. As the spas become operational, it is projected that fixed operational expenses over the next twelve months will total $237,000 and variable operational expenses will total $979,400. Accordingly, we expect expenses over the next twelve months to total $2,096,400.

         At the present time Skin Enhancement does not generate any revenue. We anticipate our first spa to open for business in August or September of 2005, and to begin to generate revenue at that time with the other spas to follow. We are projecting revenues from spa operations to total approximately $650,900 during the next twelve months. This will leave us a shortfall in working capital over this time period of $1,445,500.

         At the present time, we do not have the liquid resources necessary to support our business plan. We plan on obtaining the necessary capital by borrowing from sources that may be available to us and from the sale of equity in this offering. There can be no assurance that we will be able to obtain the capital needed. At the present time we have sufficient liquid resources to support the development of our business plan for approximately 60 days.

         Skin enhancement also intends to provide consulting services to other outside cosmetic care providers who may need assistance in enhancing and/or expanding their menu of services to include minimally invasive procedures. We believe there is an increasing number of physicians who are opening or are considering opening some form or version of a medical day spa to compliment their existing practice. We have and will have valuable expertise that we can give to these physicians on a fee basis. These physicians would be located in places not perceived to be in direct competition with spas built or to be built by Skin Enhancement. Management has projected that revenues from consulting fees will total $300,000 over the next twelve months.

Competition

         Skin Enhancement faces the competition of other companies that provide skin care treatments and products, primarily in the medical spa environment. The medical spa industry is growing at a rapid rate with 300 medical spas in the United States reported in 2003, with an increase of 147% by May of 2004. We will also compete with traditional skin care and cosmetic practitioners such as dermatologists and plastic surgeons who have provided services in the hospital/doctor's office environment.

         While we will not provide all of the products and services provided by medical doctors specializing in the fields of dermatology and plastic surgery, there are some products and services in which we will overlap. We believe we can compete in these areas by offering better convenience, more affordable pricing and the enticement of the spa atmosphere rather than the traditional medical facility.

         Our strategy for completing with other medical spas is two fold. First, we will locate our spas in areas where no competing spas are currently located. This will make us more convenient and better known to persons residing and working in the areas of our locations. Second, we intend to work hard to make our service and product offerings more professional and acceptable to the public. We will do business under the assumed name "Aesthetic Images" and will attempt to brand that name as the premier brand of skin enhancement and cosmetic products and services. We hope to accomplish this by providing exceptional quality through professionally planned services delivery.

Government regulation.

         Although no health care service operates without some regulatory controls, Skin Enhancement has attempted to limit the unpredictability of such controls through its structure and operation. It plans to market its products and procedures to or through existing licensed health care providers. Presently, licensing of health care providers is a matter of state law. Some states may require that a physician or nurse be present or actually perform one or more of our offered procedures. In other states and for some of our offered procedures, a cosmetologist or similar technician is qualified to perform the procedure.

         Our structure will provide for compliance with all applicable regulations by arranging for a licensed professional to be responsible for the supervision of our offered procedures. Skin Enhancement's own physicians will develop and implement a common set of protocols for our offered procedures. These protocols will meet or exceed the standard of care for the community served.


                             DESCRIPTION OF PROPERTY

         The business operations of Skin Enhancement are located at 2275 South Main Street, Corona, California 92882. A commercial lease for 4,665 square feet was executed on January 31, 2005. The term of the lease is for five (5) years with an option to renew for an additional five (5) years. The first month's rent commences on July 1, 2005. Skin Enhancement has retained highly professional interior designers and medical-spa consultants as well as its own architect to work with the landlord's architect to optimize the use of the rented space for its initial medical day spa. Upon receipt of funding from this offering, Skin Enhancement intends to lease other office facilities in other targeted market areas that management believes will be readily available at an acceptable cost.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Since our date of incorporation,two transactions have occured with one of the following parties, which have had a material interest, direct or indirect, and has or will materially affect us:

         1.   Any of our directors or officers;
         2.   Any person proposed as a nominee for election as a director;
         3. Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
         4.   Any of our promoters; and
         5. Any relative or spouse of any of the foregoing persons who shares the same house as such person.

	As of December 31, 2004, one of the Company stockholders' provided a loan to the company. The loan from this stockholder is unsecured, bearing no interest, and due on demand. During February 2005, the Company borrowed an additional $100,000 from a Company stockholder,which is also unsecured, bearing no interest, and due on demand.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No present public market.

         Our common shares are listed in the Pink Sheets under the symbol SCTG and may be traded over the counter on an unsolicited basis. However, a true public market does not exist for our stock.

Option, warrants and registration rights.

         We have no outstanding options or warrants to purchase, or securities convertible into, common equity of Skin Enhancement. There are no shares Skin Enhancement has agreed to register under the Securities Act for sale by security holders. However, there are 7,865,000 common shares being registered pursuant to this registration statement, 6,000,000 of which will be offered by Skin Enhancement and 1,865,000 of which may be offering by the selling shareholders.

Rule 144 shares.

         A total of 30,000,000 shares of our common stock is available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act.

         In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

         1. 1% of the number of shares of Skin Enhancement's common stock then outstanding which, in our case equals 486,500 shares as of the date of this prospectus; or

         2. The average weekly trading volume of Skin Enhancement's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

         Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Skin Enhancement.

         Under Rule 144(k), a person who is not one of Skin Enhancement's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. There are 30,000,000 common shares of Skin Enhancement that may be sold at the present time under Rule 144(k).

         The Division of Corporate Finance of the Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees would act as underwriters under the Securities Act of 1933 when reselling the securities of the blank check company and that the securities could only be resold through a registered offering and that Rule 144 would not be available for those resale transactions. Accordingly, Rule 144 may not be available for the resale of all issued and outstanding shares of Skin Enhancement.

Penny stock rules.

         The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

     The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

* contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
* contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws;
* contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price;
* contains a toll-free telephone number for inquiries on disciplinary actions;
* defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and o contains such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

*        with bid and offer quotations for the penny stock;
* the compensation of the broker-dealer and its salesperson in the transaction;
* the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
* monthly account statements showing the market value of each penny stock held in the customer's account.

         In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules and because many broker-dealers refuse to enter into penny stock transactions rather than comply with the rules. Therefore, stockholders may have difficulty selling those securities.

Holders of our common stock.

         As of the date of this registration statement, we have 60 registered shareholders.

Dividends

         There are no restrictions in our Articles of Incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

         1. We would not be able to pay our debts as they become due in the usual course of business; or

         2. Our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

         We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.


                             EXECUTIVE COMPENSATION

Compensation

            The following table sets forth certain compensation information with respect to our officers.

                           Summary Compensation Table

                    Annual Compensation                              Long Term Compensation
                    -------------------                              ----------------------
                                                                       Awards               Payouts
  Name and                                                    Restricted     Securities
  principal                                   Other annual       stock       underlying       LTIP        All other
  position       Year    Salary     Bonus     compensation     awards(s)    options/SARs     payouts     compensation
-------------- -------- --------- --------- ---------------- ------------ ---------------- ---------- ----------------
Bruce Brandt    2004      -0-       -0-           -0-         $100,000*         -0-           -0-           -0-
CEO

James Gorbenko
VP Sales
                2004      -0-       -0-           -0-         $150,000*         -0-           -0-           -0-
Melissa Welch
CFO, CAO        2004      -0-       -0-           -0-         $30,000*          -0-           -0-           -0-

* The restricted stock awards consisted of shares of common stock valued at $0.10 per share. Accordingly, Mr. Brandt received 1,000,000 common shares, Mr. Gorbenko received 1,500,000 common shares, and Ms. Welch received 300,000 common shares. The stock awards were for services rendered to Skin Enhancement in 2004. Skin Enhancement did not pay any compensation to any executive prior to 2004.

         At the present time, Skin Enhancement has not made any commitments to pay any compensation to any executive other than salary in the amount of $5,000 per month to Mr. Gorbenko. Mr. Gorbenko first received this salary for his services in March, 2005. This salary arrangement with Mr. Gorbenko has not been reduced to writing.

Director compensation.

         There are no standard arrangements pursuant to which directors are compensated for services rendered to Skin Enhancement. It is possible that Skin Enhancement will compensate its directors in the future either in cash or stock for services as directors. However, no such arrangements are in place at the present time and none have been promised.

Employment agreements.

         No officer or director has an employment agreement with Skin Enhancement at the present time.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         We have had no changes in or disagreements with our accountants.


                              AVAILABLE INFORMATION

         We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of our contracts, agreements or documents. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules and any other materials filed by us with the Securities and Exchange Commission at the Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

         Upon the effective date of this registration statement and thereafter, we will file with the Securities and Exchange Commission annual and quarterly periodic reports on forms 10-KSB and 10-QSB respectively and current reports on form 8-K as needed. We are not required to deliver annual reports to our shareholders and at this time we do not intend to do so. We encourage our shareholders, however, to access and review all materials that we will file with the Securities and Exchange Commission at http://www.sec.gov.

         Until ___________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                      F -2
                  SKIN ENHANCEMENT CLINICS AND TECHNOLOGY, INC.
                              DBA AESTHETIC IMAGES
            (FORMERLY KNOWN AS CAPITAL ASSET SECURITY HOLDINGS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS



                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Registered Public Accounting Firm.............       F-2
Balance Sheet.......................................................       F-3
Statements of Operations............................................       F-4
Statements of Stockholder's Deficit.................................       F-5
Statements of Cash Flows............................................       F-6
Notes to Financial Statements.......................................       F-7

               REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Skin Enhancement Clinics and Technology, Inc.
dba Aesthetic Images
(Formerly known as Capital Asset Security Holdings, Inc.)
(A Development Stage Company)
Newport Beach, California

We have audited the accompanying balance sheet of Skin Enhancement Clinics and Technology, Inc. dba Aesthetic Images (formerly known as Capital Asset Security Holdings, Inc.) (A Development Stage Company) as of December 31, 2004, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2004 and 2003 and for the period from August 21, 2004 through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.The Company is not required to have, nor were we engaged to perform as audit of its financial reporting.
Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Skin Enhancement Clinics and Technology, Inc. dba Aesthetic Images as of December 31, 2004, and the results of its operations and cash flows for the years ended December 31, 2004 and 2003 and for the period from August 21, 2004 through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and current liabilities exceed current assets, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



L.L. Bradford & Company, LLC
March 3, 2005
Las Vegas, Nevada

                                      F -3
                  SKIN ENHANCEMENT CLINICS AND TECHNOLOGY, INC.
                              DBA AESTHETIC IMAGES
            (FORMERLY KNOWN AS CAPITAL ASSET SECURITY HOLDINGS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                DECEMBER 31, 2004



                                                  ASSETS

Current assets
     Cash                                                               $26,883
                                                                 --------------
           Total current assets                                          26,883

Fixed assets, net                                                        89,115

Intangible assets, net                                                   17,288
                                                                 --------------

Total assets                                                           $133,286
                                                                 ==============

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Due to related party                                              $100,000
                                                                 --------------
           Total current liabilities                                    100,000
                                                                 --------------

Total liabilities                                                       100,000

Commitments and contingencies                                                --

Stockholders' equity
     Common stock; $0.001 par value;
     100,000,000 shares authorized
      48,150,000 shares issued and outstanding                           48,150
     Additional paid-in capital                                         880,600
     Prepaid services paid in common stock                            (254,040)
     Accumulated deficit prior to the
     development stage                                                 (13,750)
     Accumulated deficit during the development
     stage                                                            (627,674)
                                                                 --------------
           Total stockholders' equity                                    33,286
                                                                 --------------

Total liabilities and stockholders' equity                             $133,286
                                                                 ==============

                  SKIN ENHANCEMENT CLINICS AND TECHNOLOGY, INC.
                              DBA AESTHETIC IMAGES
            (FORMERLY KNOWN AS CAPITAL ASSET SECURITY HOLDINGS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS


                                                                                                                    August 21, 2004
                                                              For the Year Ended December 31,                           Through
                                                  --------------------------------------------------------
                                                            2004                          2003                    December 31, 2004
                                                  --------------------------    --------------------------   ----------------------
Revenues
     Net service fees                                                   $--                          $--                       $--
                                                  --------------------------    --------------------------   ----------------------
        Total revenues                                                   --                           --

Operating expenses
     Professional and legal fees                                    584,995                           --                   584,995
     Selling, general and administrative                             42,679                            70                    42,679
                                                  --------------------------    --------------------------   ----------------------
        Total operating expenses                                    627,674                            70                   627,674
                                                  --------------------------    --------------------------   ----------------------

     Loss from operations                                         (627,674)                          (70)                 (627,674)
                                                  --------------------------    --------------------------   ----------------------

Net loss                                                         $(627,674)                       $ (70)                $(627,674)
                                                  ==========================    ==========================   ======================

Basic and diluted loss per common share                             $(0.02)                       $(0.00)                   $(0.01)
                                                  ==========================    ==========================   ======================

Basic and diluted weighted average common
     shares outstanding                                          34,099,180                    30,000,000                47,703,383
                                                  ==========================    ==========================   ======================


                                      F -5
                  SKIN ENHANCEMENT CLINICS AND TECHNOLOGY, INC.
                              DBA AESTHETIC IMAGES
            (FORMERLY KNOWN AS CAPITAL ASSET SECURITY HOLDINGS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                           Accumulated  Accumulated
                                                                                          Deficit Prior   Deficit
                                                                          Prepaid Services    to           During            Total

                                          Common Stock       Additional      Paid in     Development    Development   Stockholders'
                                       Shares       Amount     Paid-in      Common Stock      Stage         Stage          Equity
                                                               Capital
                                      ---------    --------   ----------    ------------    -----------    ----------   -----------
Balance, January 1, 2003             30,000,000      30,000    $(16,250)           $--       $(13,680)         $ --           $70

Net loss                                   --           --           --             --            (70)                       (70)
                                      ---------    --------   ----------    ------------    -----------    ----------   -----------

Balance, December 31, 2003           30,000,000      30,000     (16,250)             --       (13,750)            --           --

Common stock issued for acquisition
of
assets related to Asset Purchase
Agreement                            10,000,000      10,000      90,000              --            --             --       100,000

Common stock issued for prepaid
services                              8,150,000       8,150     806,850        (815,000)           --              --           --

Amortization of prepaid services            --           --          --          560,960           --              --      560,960

Net loss                                    --           --          --              --            --       (627,674)    (627,674)
                                      ---------    --------   ----------    ------------    -----------    ----------   -----------

Balance, December 31, 2004          48,150,000     $48,150    $880,600       $(254,040)       $(13,750)   $ (627,674)     $ 33,286
                                     ==========    ========   ===========   ============    ===========    ==========   ===========

                                      F - 6
                  SKIN ENHANCEMENT CLINICS AND TECHNOLOGY, INC.
                              DBA AESTHETIC IMAGES
            (FORMERLY KNOWN AS CAPITAL ASSET SECURITY HOLDINGS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                                                                    August 21, 2004
                                                                    For the year ended December 31,                      Through
                                                           --------------------------------------------------
                                                                    2004                       2003                December 31, 2004
                                                           -----------------------    -----------------------    ------------------
Cash flows from operating activities:
     Net loss                                                          $(627,674)                     $ (70)              (627,674)
     Adjustments to reconcile net loss to net
      cash provided by operating activities:
        Depreciation and Amortization                                       9,122                         --                  9,122
        Amortization of prepaid services                                  560,960                         --                560,960
                                                           -----------------------    -----------------------    ------------------
           Net cash used by operating activities                         (57,592)                       (70)               (57,592)
Cash flows from investing activities:
     Purchase of fixed assets                                            (15,525)                         --               (15,525)
                                                           -----------------------    -----------------------    ------------------
           Net cash used by investing activities                         (15,525)                         --               (15,525)
Cash flows from financing activities:
     Proceeds from related party                                          100,000                         --                100,000
                                                           -----------------------    -----------------------    ------------------
           Net cash provided by financing activities                      100,000                         --                100,000
                                                           -----------------------    -----------------------    ------------------
Net change in cash                                                         26,883                       (70)                 26,883
Cash, beginning of period                                                      --                         70                     --
                                                           -----------------------    -----------------------    ------------------
Cash, end of period                                                      $ 26,883                        $--                $26,883
                                                           =======================    =======================    ==================
Supplemental disclosure of cash flow information:
     Cash paid for income taxes                                               $--                        $--                    $--
                                                           =======================    =======================    ==================
     Cash paid for interest                                                   $--                        $--                    $--
                                                           =======================    =======================    ==================
Supplemental disclosure of non-cash financing and investing activities:
        Common stock issued for prepaid services                        $ 815,000                        $--               $815,000
                                                           =======================    =======================    ==================
        Common stock issued for acquisition of assets                   $ 100,000                        $--               $100,000
                                                           =======================    =======================    ==================


                                     F - 10
                  SKIN ENHANCEMENT CLINICS AND TECHNOLOGY, INC.
                              DBA AESTHETIC IMAGES
            (FORMERLY KNOWN AS CAPITAL ASSET SECURITY HOLDINGS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

     Description of business - Skin Enhancement Clinics and Technology, Inc. dba Aesthetic Images (formerly known as Capital Asset Security Holdings, Inc.) (hereinafter referred to as the "Company") is a development stage company incorporated on December 12, 1995 under the laws of the state of Nevada. The Company is a full-service medical spa offering medical skin care treatments and products and minimally invasive cosmetic procedures delivered by registered nurses and licensed estheticians under the supervision of board-certified plastic surgeons and vascular surgeons. The Company is considered to have re-entered the development stage on August 21, 2004.

     Going concern - The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has no operating revenue and incurred a net loss of approximately $628,000 for the year ended December 31, 2004 with an accumulated loss during the development stage of approximately $628,000.

     These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

     Stock split - On August 12, 2004, the Company completed a twenty five for one stock split. All shares and per share data have been restated to reflect the stock split.

     Amended Articles of Incorporation - In December 2002, a Certificate of Amendment to the Articles of Incorporation changed the name of the Company to Capital Asset Security Holdings, Inc. Further, during August 2004, a Certificate of Amendment to the Articles of Incorporation changed the name of the Company to Skin Enhancement Clinics and Technology, Inc. The Certificate of Amendment to the Articles of Incorporation also changed the number of authorized shares of common stock from 25,000,000 to 100,000,000.

     Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash - The Company places its cash with high quality institutions. Accounts at each institution are insured up to $100,000 by the Federal Deposit Insurance Corporation. As of December 31, 2004, the Company has no uninsured cash balance.

     Fixed assets - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

     The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

     Intangible assets - Intangible assets are amortized principally on the straight-line method over their useful lives ranging from 2 to 3 years.

     Advertising and marketing costs - The Company recognizes advertising and marketing costs in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communication advertising in the period in which the advertising space or airtime is used. No advertising costs were incurred for the years ended December 31, 2004 and 2003.

     Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     As of December 31, 2004, the Company has available net operating loss carryforwards that will expire in various periods through 2024. Such losses may not be fully deductible due to the significant amounts of non-cash service costs and the change in ownership rules under Section 382 of the Internal Revenue Code. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

     Stock-based compensation - The Company applies Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock options issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies Statements of Financial Accounting Standards ("SFAS") No. 123 Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

     The Company issued no stock, neither granted warrants nor options, to employees for compensation for the years ended 2004 and 2003.

     In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. The Company is currently evaluating SFAS No. 148 to determine if it will adopt SFAS No. 123 to account for employee stock options using the fair value method and, if so, when to begin transition to that method.

     Fair value of financial instruments - The carrying amounts and estimated fair values of the Company's financial instruments approximate their fair value due to the short-term nature.

     Earnings (loss) per common share - Basic earnings (loss) per share excludes any dilutive effects of options, warrants and convertible securities. Basic earnings (loss) per share is computed using the weighted-average number of outstanding common shares during the applicable period. Diluted earnings
     (loss) per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

     New accounting pronouncements - In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. They also issued Statement of Financial Accounting Standards No. 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets, and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in August and October 2001, respectively.

     SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. SFAS 141 supersedes APB Opinion No. 16, Business Combinations, and Statement of Financial Accounting Standards No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises, and is effective for all business combinations initiated after June 30, 2001.

     SFAS No. 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets. Under the new rules, the Company is no longer required to amortize goodwill and other intangible assets with indefinite lives, but will be subject to periodic testing for impairment. SFAS 142 supersedes APB Opinion No. 17, Intangible Assets. Effective January 1, 2002, the Company will adopt SFAS 142 and is evaluating the effect that such adoption may have on its results of operations and financial position. The Company expects that the provisions of SFAS 142 will not have a material impact on its results of operations and financial position upon adoption.

     SFAS No. 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS 144 superseded Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The provisions of SFAS No. 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted, and in general are to be applied prospectively. The Company plans to adopt SFAS No. 144 effective January 1, 2002 and does not expect that the adoption will have a material impact on its results of operations and financial position.

     Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities. It is effective immediately for variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities acquired before February 1, 2003. The impact of adoption of this statement is not expected to be significant.

     SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, amends and clarifies accounting for derivative instruments under SFAS No. 133. It is effective for contracts entered into after June 30, 2003. The impact of adoption of this statement is not expected to be significant.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In addition, the statement requires an issuer to classify certain instruments with specific characteristics described in it as liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The implementation of SFAS No. 150 did not have a material effect on the Company's financial statements.

     In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets, an amendment of APB No. 29, Accounting for Nonmonetary Transactions. SFAS 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

2.   FIXED ASSETS

     A summary of fixed assets as of December 31, 2004 are as follows:

                  Surgical instrument                             $      80,000
                  Website                                                15,525
                                                                  -------------
                                                                         95,525
                  Less:  accumulated depreciation                         6,410
                                                                  -------------

                                                                  $      89,115

3. INTANGIBLE ASSETS

     A summary of intangible assets as of December 31, 2004 are as follows:

                  Customer lists                                  $       7,500
                  Contractual rights with healthcare
                    providers and physicians                              5,000
                  Marketing plan                                          7,500
                                                                  -------------
                                                                         20,000
                  Less:  accumulated amortization                         2,712
                                                                  -------------

                                                                  $      17,288

4. RELATED PARTY TRANSACTION

     Due to related party - As of December 31, 2004, due to related party totaling $100,000 consists of a loan from a Company stockholder, unsecured, bearing no interest, and due on demand.

5.   COMMON STOCK

     During August 2004, the Company entered into an Asset Purchase Agreement ("Agreement") with Western Medical Devices, Inc. ("Western"), a California corporation, to acquire certain assets and properties used in the business of Western. In accordance with the Agreement, the Company issued 10,000,000 shares of the Company's common stock in exchange for a manual surgical instrument, customer lists, contractual rights with healthcare providers and physicians, and a marketing plan. Prior to the Agreement, the stockholders of Western were not related to the stockholders of the Company, therefore the consideration was valued at the estimated fair market value of the assets acquired totaling $100,000. The values of the assets acquire were determined to be $80,000, $7,500, $5,000, and $7,500 for the surgical instrument, customer lists, contractual rights with healthcare providers and physicians, and marketing plan, respectively. The estimated useful lives of the assets acquired were determined to be 5 years, 3 years, 2 years and 3 years, respectively.

     During September and October 2004, the Company issued 8,150,000 shares of its common stock to various individuals for prepaid services valued at $815,000.

6. SUBSEQUENT EVENTS

     Due to related party - During February 2005, the Company borrowed an additional $100,000 from a Company stockholder, unsecured, bearing no interest, and due on demand.

                                       28
                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

         Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. This is not the case with our Articles of Incorporation. Excepted from that immunity are: (a) a willful failure to deal fairly with Skin Enhancement or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

         Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

         Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of our company, or is or was serving at the request of our company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

         Our bylaws provide that no advance shall be made by us to an officer of our company in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Skin Enhancement. An exception to this prohibition against advances applies when the officer is or was a director of our company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated costs of this offering are as follows:

                Securities and Exchange Commission registration fee    $ 498.25
                Transfer Agent Fees                                   $1,000.00
                Accounting fees and expenses                         $20,000.00
                Legal fees and expenses                              $20,000.00
                Blue Sky fees and expenses                            $5,000.00
                Miscellaneous                                         $3,501.75
                                                                ---------------
                     TOTAL                                           $50,000.00
                                                                ===============

         All amounts are estimates other than the Commission's registration fee.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         During August 2004, Skin Enhancement entered into an Asset Purchase Agreement ("Agreement") with Western Medical Devices, Inc. ("Western"), a California corporation, to acquire certain assets and properties used in the business of Western. In accordance with the Agreement, Skin Enhancement issued 10,000,000 shares of common stock in exchange for a manual surgical instrument, customer lists, contractual rights with healthcare providers and physicians, and a marketing plan. The estimated fair market value of the assets acquired totaled $100,000.00, or $0.01 per share issued. The 10,000,000 shares were issued to a total of 21 persons who are the shareholders of Western. The transaction did not involve any public offering and the shares were issued pursuant to Section 4(2) of the Securities Act of 1933. There was no money raised and the procedures associated with public offerings were not utilized. The 10,000,000 shares of common stock are "restricted" shares, as defined in the Securities Act of 1933.

         During September and October, 2004, Skin Enhancement issued 8,150,000 shares of its common stock to a total of eight persons for services valued at $815,000.00, or $0.10 per share issued. The transaction did not involve any public offering and the shares were issued pursuant to Section 4(2) of the Securities Act of 1933. There was no money raised and the procedures associated with public offerings were not utilized. The 8,150,000 shares of common stock are "restricted" shares, as defined in the Securities Act of 1933.

         On March 14, 2005, Skin Enhancement issued 500,000 shares of its common stock to Kate Brandt for services. The transaction did not involve any public offering and the shares were issued pursuant to Section 4(2) of the Securities Act of 1933. There was no money raised and the procedures associated with public offerings were not utilized. The 500,000 shares of common stock are "restricted" shares, as defined in the Securities Act of 1933.

ITEM 27. EXHIBITS.

Exhibit No.               Description of Document
-----------               -----------------------
3.1               Articles of Incorporation
3.2               By-Laws
4                 Form of Common Stock Certificate
5                 Opinion of Sonfield & Sonfield with respect to legality.
10                Lease Agreement
23.1              Consent of L.L. Bradford & Company, LLC
23.2              Consent of Sonfield & Sonfield (included as part of Exhibit 5)
24                Power of Attorney


ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         * To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         * To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

         * To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                 SIGNATURE PAGE

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Newport Beach, California on April 29, 2005.

SKIN ENHANCEMENT CLINICS AND TECHNOLOGY, INC.


By:     /s/Bruce Brandt
        ______________________________________
         Bruce Brandt, Chief Executive Officer and President


         In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this registration statement.

/s/Bruce Brandt
-----------------------------------------
Bruce Brandt, Chief Executive Officer
April 29, 2005

/s/Melissa Welch
-----------------------------------------
Melissa Welch, Chief Financial Officer and Chief Accounting Officer
April 29, 2005

/s/Timothy B. Connelly
-----------------------------------------
Timothy B. Connelly, Director
April 29, 2005

/s/Theodore H. Teruya, M.D.
-----------------------------------------
Theodore H. Teruya, M.D., Director
April 29, 2005

/s/Michael F. Turrell
-----------------------------------------
Michael F. Turrell, Director
April 29, 2005